Exhibit 5.4

Stantec Consulting Ltd.. Sudbury Office 1-1760 Regent Street Sudbury, ON P3E 3Z8 Canada

CONSENT OF QUALIFIED PERSON

To: NexGen Energy Ltd.

In connection with the Registration Statement on Form F-10 of NexGen Energy Ltd. (the “Registration Statement”), I, Mark Hatton, P.Eng., hereby consent to the references in the Registration Statement to my name and to the inclusion or incorporation by reference in the Registration Statement of extracts from or summaries of sections for which I am responsible in the report entitled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study”, with an effective date of February 22, 2021, and as amended and restated on March 10, 2021.

Dated: August 15, 2022

/s/ Mark Hatton

Mark Hatton, P. Eng.